EXHIBIT 10.1


			 RESTRICTED UNIT AWARD AGREEMENT


	 This Restricted Unit Award Agreement, dated as of April 23, 1997, between Raytheon Company, a Delaware corporation (the "Corporation"), and Dennis
J. Picard an employee of the Corporation (the "Holder").

	 WHEREAS, it has been the Holder's intention to retire as Chairman and Chief Executive Officer of the Corporation on or about August 28, 1997; and

	 WHEREAS, in order to induce the Holder to delay his scheduled retirement date and thereby ensure his continued availability to the Corporation, the Compensation Committee of the Board of Directors (the "Committee") has granted to the Holder a Restricted Unit Award consisting of Two Hundred Thousand (200,000) units, with each unit representing one share of Common Stock of the Corporation; and

	 WHEREAS, the parties hereto desire to evidence such Restricted Unit Award by this written agreement.

	 NOW, THEREFORE, in consideration of the foregoing and the Holder's acceptance of the terms and conditions hereof, the parties hereto agree as follows:

	 1. If the Holder is continuously employed by the Corporation or one of its subsidiaries from the date of grant of this Restricted Unit Award through the dates listed below (each a "Vesting Date"), then on each such Vesting Date the Holder shall be vested with the right to receive the number of units set forth opposite such Vesting Date and such right shall not thereafter be subject to forfeiture for any reason. By virtue of such vesting, the Holder shall be entitled to a cash payment in respect of such vested units on the Payment Date (as defined in Section 7 below). No payment (other than in connection with withholding tax obligations noted in Section 8 below) shall be required from the Holder in connection with this Restricted Unit Award.

	    Date                                  Number of Units

	 December 1, 1997                               66,667

	 August 28, 1998                                66,667

      Holder's Board-Approved                           66,666
	Retirement Date

	 2. Notwithstanding the provisions of Section 1 above, the Holder's right to receive the number of units set forth opposite such Vesting Date shall be fully vested and not thereafter subject to forfeiture for any reason upon the occurrence of one or more of the following events: (i) the death of the Holder;
(ii) the Holder's total disability as evidenced by commencement and continuation for more than one year of benefits under the Corporation's Long Term Disability Plan (or if not a member of the Long Term Disability Plan the Holder would have been eligible for benefits using Long Term Disability Plan standards); or (iii) a Change in Control of the Corporation, provided that consummation of the pending merger of the Corporation with and into HE Holdings, Inc. shall not constitute a Change in Control hereunder. For purposes of this Agreement, the term "Change in Control" means a Change in Control as defined in the Raytheon Company 1991 Stock Plan.

	 3. The granting of this Restricted Unit Award shall not be deemed to create a contract of employment between the Holder and the Corporation and shall not in any way prohibit or restrict the right of the Corporation to terminate the Holder's employment at any time, for any reason. The Holder shall not be deemed for any purpose to be a stockholder of the Corporation with respect to any of the units granted hereby.

	 4. If, prior to the applicable Vesting Date for any units covered hereby, the Holder ceases to be an employee of the Corporation or one of its subsidiaries, then the Holder right shall forfeit the right to receive units which have not theretofore vested pursuant to the terms of this Agreement.

	 5. The units granted to the Holder shall not be (i) transferable by the Holder other than by will or the laws of descent and distribution or (ii) subject to execution, attachment or similar process.

	 6. As part of this Restricted Unit Award, from the date hereof through the Settlement Date (as defined in Section 7 below), the Corporation shall pay to the Holder, in cash, dividend rights on the units covered hereby at such times as dividends are paid to the Corporation's common stockholders and in per unit amounts equal to such per share dividends. The Corporation shall be entitled to deduct or withhold from any dividend rights paid to the Holder hereunder amounts sufficient to satisfy all applicable tax withholding obligations.

	 7. The settlement with respect to all units covered by this Restricted Unit Award is to be made solely in cash on the Payment Date in an amount equal to the average of the high and low price per share of the Corporation's Common Stock (Class B Common Stock if the pending merger of the Corporation with and into HE Holdings, Inc. has been consummated) as reported on the New York Stock Exchange ("NYSE") Composite Transactions as of the Settlement Date.

	 For purposes of this Agreement, the "Settlement Date" means that date within one year following the Holder's last day worked designated as the Settlement Date by the Holder in writing to the Corporation, provided that such date may not be earlier than the date such notice is delivered to the Corporation. If the Holder fails to designate a Settlement Date, the Settlement Date shall be the first anniversary of the Holder's last day worked. In the event that the Settlement Date falls on a day that is not a NYSE trading day, the Settlement Date shall be the next preceding NYSE trading day.

	 For purposes of this Agreement, the "Payment Date" means that date which is two business days after the Settlement Date.

	 For purposes of this Agreement, "last day worked" means the last day on which the Holder was responsible for performing his assigned duties for the Corporation.

	 8. The Corporation's obligations to make payment on the Paymen Date shall be subject to the Holder's satisfaction of all applicable tax withholding obligations.

	 9. Pro rata adjustments shall automatically be made in the number of units covered hereby to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Corporation, or a merger, dissolution or reorganization of the Corporation after the date hereof so that the Holder is treated in a manner equivalent to that of holders of the Corporation's Common Stock.

	 10. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

	 11. This Agreement may not be amended except by a written instrument signed by the Holder and by a duly authorized representative of the Committee.

	 12. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to the Office of the General Counsel of the Corporation, 141 Spring Street, Lexington, Massachusetts 02173, and to the Holder at his address as shown on the Corporation's payroll records, or to such other address as the Holder by notice to the Corporation may designate in writing from time to time.


				     RAYTHEON COMPANY



				     By: /s/ Gail P. Anderson
					     Gail P. Anderson
					     Vice President - Human Resources


ACCEPTED:



/s/ Dennis J. Picard
    Dennis J. Picard